EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement, on Form S-8 of Procera Networks, Inc., of our report dated March 27, 2007 relating to the consolidated balance sheet of Procera Networks, Inc., as of December 31, 2006 and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2006 which appears in Procera Networks, Inc’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

/s/ PMB Helin Donovan, LLP

San Francisco, California
December 6, 2007